Exhibit 99.4

Guidance

($ in millions)

	Estimate Full Year-2016		Actuals 2015
	Range	Midpoint
Estimated Production
Oil & NGLs (MMBbls)	8.5 - 9.3	8.9	9.4
Natural Gas (Bcf)	37.9 - 41.9	39.9	46.2
Total (Bcfe)	88.8 - 98.2	93.5	102.3
Total (MMBoe)	14.8 - 16.4	15.6	17.0
Mboe per day	40,437 - 44,809	42,623	46,709

Operating Expenses
Lease operating expenses	$166 - $184	$175.0	$192.8
Gathering, trans. & prod. taxes	$22 - $24	$23.0	$20.2
General and administrative	$61 - $68	$64.5	$73.1
Income tax rate	5.4%	5.4%	16.3%

	Range
Capital Structure
Pro forma debt outstanding (a)	$555 - $771
Pro forma liquidity (b)	$360 - $383
Annualized cash interest expense (c)	$34.5 - $68.8

(a)	As of March 31, 2016 pro forma for the exchange transaction assuming 70% -100% participation, raising a new $75 million term loan, and repayment of the revolving bank credit facility
(b)	As of March 31, 2016 pro forma for the exchange transaction assuming 70% -100% participation, raising a new $75 million term loan, the payment of all transaction related fees and expenses, and the payment of other financial obligations
(c)	Range assumes that the revolving bank credit facility is repaid in full and a 10% interest rate on the new $75 million term loan; low-end of range assumes 100% participation in the exchange transaction and PIK-election on new 2nd lien loans; high-end of range assumes 70% participation in the exchange transaction and cash-pay election on new 2nd lien loans